UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

General Electric Company

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0- 11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of the transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

GE’s 2017 Proxy – 10 Key Highlights

Election of Directors

1.	Significant Board refreshment over the last 5 years … more than 50% of the Board refreshed (added 10 new directors & 8 directors retired), including 2 new directors since the 2016 annual meeting:
●	Steven M. Mollenkopf, CEO of Qualcomm, brings leadership, global, technology and finance experience
●

Risa Lavizzo-Mourey, President & CEO of the Robert Wood Johnson Foundation (who will be retiring from the position in April 2017), brings leadership, industry, talent development and government experience

For more information, see “How We Think About Board Refreshment” on page 2 and “Election of Directors” on page 12

2.

Board size at 18 is large, but reflects the size of GE and the diversity and complexity of our businesses and markets … in addition, we expect that the following directors will retire over the next couple of years, consistent with our term limit policy:

●	Andrea Jung, our longest-tenured director, not expected to be renominated in 2018
●	Rochelle Lazarus, our next longest-tenured director, not expected to be renominated in 2019

For more information, see “How We Assess Board Size” on page 19

Say on Pay

3.

Pay aligns with performance … bonus pool funded 80% of target as a result of 95% achievement of our strategic goals (including significant moves to strengthen and simplify the portfolio, such as integrating Alstom, announcing the planned Baker Hughes combination and executing on the GE Capital exit plan) and 74% achievement of our financial goals as follows:

●	Above-maximum performance on cash flow goal
●	Above-threshold, but below-target performance on EPS and margin goals, and
●	Below-threshold performance on operating profit goal
For more information, see “2016 Annual Bonuses” on page 32

4.	CEO year-over-year compensation analysis
●

SEC total compensation down 35% … driven by 26% lower grant date fair values for equity awards (PSUs & options), 20% lower bonus, 79% lower amount reported for long-term performance awards & 45% lower change in pension value

●	Realized compensation (based on W-2 cash) up 174% … driven by 3-year long-term performance award payout reported in full in 2016

For more information, see “CEO Compensation Analysis” on page 35

Seeking approval of Amended 2007 Long-Term Incentive Plan

5.	Amendment would add 150M shares to the plan … would bring total number of shares available for new grants after 2016 to 373.5M
●	We expect this share authorization to cover new grants for next 4 to 5 years
●	The 150M additional shares includes 25M shares previously authorized for the Consultant’s Plan that we are reallocating to the 2007 LTIP
●	Amendment also would extend the term of the plan by 10 years, but as a matter of good corporate governance we intend to seek shareowner approval again within 5 years

For more information, see “Management Proposal No. 3 – Approval of the GE 2007 Long-Term Incentive Plan, as Amended to Extend the Plan and Increase the Number of Plan Shares” on page 56

6.

GE’s current equity grant practices … balanced award mix of PSUs, RSUs and options for senior officers, long-term vesting of 5 years for RSUs/options and 3 years for PSUs, no dividend equivalents on unearned RSUs/PSUs for senior officers … GE’s grant practices over the last 3 years compare favorably with the Dow 30:

	GE	Dow 30
Gross burn rate	0.6%	0.9%
Net burn rate	0.5%	0.7%
(adjusted for shares returned to pool)
Overhang/dilution	7.8%	10.5%
Proxy officer concentration ratio	4.2%	7.6%

7.	Plan designed to protect shareowner interests … no evergreen feature, no share recycling, no option repricing, no discounted options, no automatic change-of-control benefits

Disclosure Enhancements

8.	How our Board operates
●

Four new videos with Jack Brennan, our Lead Director, sharing the Board’s perspective on director recruitment, Board oversight of strategy, investor outreach and how our performance-based compensation plans fit together (see the videos at www.ge.com/proxy)

●	More disclosure around Board operations to provide investors a glimpse inside the boardroom (see “Board Operations” on page 21)
●	New forward-looking disclosure of future director recruitment priorities (see “Board Priorities Going Forward” on page 19)

9.	Executive compensation
●	More explanation about why we pay each element of compensation (see “Primary Compensation Elements for 2016” on page 31)
●	New disclosure around changes in our incentive compensation performance metrics and targets from the prior year (see “Aligning Pay with Performance” on page 6)

10.	Integrated reporting
●

Published our second annual integrated summary report, which concisely links the most critical information from our annual report, proxy statement and sustainability website in a user-friendly, graphic-rich format (download the integrated report at www.ge.com/ar2016/integrated-report)